The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 6, 2025

PRICING SUPPLEMENT dated February , 2025

(To Product Supplement No. WF1 dated November 25, 2024,

Prospectus Supplement dated May 26, 2022

and Prospectus dated May 26, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I ETF Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR ® Gold Trust due August 12, 2026

■	Linked to the SPDR ® Gold Trust (the “Underlier”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Underlier from the starting value to the ending value. The maturity payment amount will reflect the following terms:

■ If the value of the Underlier increases, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the value of the Underlier from the starting value, subject to a maximum return at maturity of at least 19.30% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,193.00

■ If the value of the Underlier decreases, you will have full downside exposure to the decrease in the value of the Underlier from the starting value, and you will lose some, and possibly all, of the face amount of your securities

■	Investors may lose some, and possibly all, of the face amount
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of the Underlier or any assets held by the Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $970.00 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $920.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 8 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	SPDR ® Gold Trust (the “Underlier”) (Bloomberg ticker symbol: GLD).
Pricing Date*:	February 7, 2025.
Issue Date*:	February 12, 2025.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•     if the ending value is greater than or equal to the starting value: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return;

•     if the ending value is less than the starting value:

$1,000 + ($1,000 × underlier return)

If the ending value is less than the starting value, you will have full downside exposure to the decrease in the value of the Underlier from the starting value and will lose some, and possibly all, of the face amount of your securities at maturity.
Stated Maturity Date*:	August 12, 2026, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Value:	$ , the closing value of the Underlier on the pricing date.
Closing Value:	Closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlier on the calculation day.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 19.30% of the face amount per security ($193.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,193.00 per security.
Upside Participation Rate:	150%.
Underlier Return:	The “underlier return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day*:	August 7, 2026, subject to postponement.

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376D4K7

________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated November 25, 2024, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated November 25, 2024:

https://www.sec.gov/Archives/edgar/data/927971/000121465924019574/g1121240424b2.htm

•	Prospectus Supplement and Prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek 150% leveraged exposure to the upside performance of the Underlier if the ending value is greater than the starting value, subject to the maximum return at maturity of at least 19.30% (to be determined on the pricing date) of the face amount;

▪	are willing to accept the risk that, if the ending value is less than the starting value, they will have full downside exposure to the decrease in the value of the Underlier from the starting value and will lose some, and possibly all, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Underlier; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending value may decrease from the starting value;

▪	seek uncapped exposure to the upside performance of the Underlier;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Underlier;

▪	seek exposure to the Underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlier generally, or to the exposure to the Underlier that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Ending Value Is Less Than The Starting Value, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value relative to the starting value and the other terms of the securities. Because the value of the Underlier will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending value is less than the starting value, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the value of the Underlier from the starting value, resulting in a loss of 1% of the face amount for every 1% decline in the Underlier. As a result, if the ending value is less than the starting value, you will lose some, and possibly all, of the face amount per security at maturity. This is the case even if the value of the Underlier is greater than or equal to the starting value at certain times during the term of the securities.

Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Underlier.

Your return on the securities will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Underlier through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Underlier. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

The Securities Do Not Pay Interest.

The securities will not pay any interest. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the Underlier or any assets held by the Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the securities. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the securities, possibly retroactively.

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlier, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the Underlier. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlier may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlier

The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlier. Investing in the securities is not equivalent to investing in the Underlier. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underlier for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlier would have.

•	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

•	Changes That Affect The Underlier May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	There Are Risks Associated With The Underlier.

•	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

The Securities Are Subject To Risks Associated With Gold.

The investment objective of the Underlier is to reflect the performance of the price of gold bullion, less the expenses of the Underlier’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

The Performance And Market Value Of The Underlier, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of The Underlying Commodity As Well As The Net Asset Value Per Share.

The Underlier does not fully replicate the performance of gold bullion (the “underlying commodity”), due to the fees and expenses charged by the Underlier or by restrictions on access to the underlying commodity due to other circumstances. The Underlier does not generate any income, and as the Underlier regularly sells the underlying commodity to pay for ongoing expenses, the amount of the underlying commodity represented by each share gradually declines over time. The Underlier sells the underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of the underlying commodity. The sale by the Underlier of the underlying commodity to pay expenses at a time of low prices for the underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of the Underlier’s holdings in the underlying commodity could be lost, damaged or stolen. Access to the underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Underlier and the underlying commodity. In addition, because the Underlier is traded on a securities exchange and is subject to market supply and investor demand, the market value of one share of the Underlier may differ from the net asset value per share of the Underlier.

During periods of market volatility, the underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlier and the liquidity of the Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlier. As a result, under these circumstances, the market value of shares of the Underlier may vary substantially from the net asset value per share of the Underlier. For all of the foregoing reasons, the performance of the Underlier may not correlate with the performance of the underlying commodity as well as the net asset value per share of the Underlier, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payments on the securities.

There Are Risks Relating To Commodities Trading On The London Bullion Market Association.

The investment objective of the Underlier is to reflect the performance of the price of gold bullion, less the expenses of the Underlier’s operations. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity Markets May Adversely Affect The Value Of The Underlier.

The commodity markets, including the market for the underlying commodity, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. There is no limit on the amount by which the price of the underlying commodity may decline on a single day. These circumstances could adversely affect the price the Underlier and therefore, the value of the securities.

The Underlier Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

The Underlier is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlier.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	150%
Hypothetical Maximum Return:	19.30% of the face amount ($193.00 per security) (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Value:	$100.00

Hypothetical Payout Profile

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Hypothetical Returns

Hypothetical ending value	Hypothetical underlier return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,193.00	19.30%
$175.00	75.00%	$1,193.00	19.30%
$150.00	50.00%	$1,193.00	19.30%
$140.00	40.00%	$1,193.00	19.30%
$130.00	30.00%	$1,193.00	19.30%
$120.00	20.00%	$1,193.00	19.30%
$112.87	12.87%	$1,193.00	19.30%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$950.00	-5.00%
$90.00	-10.00%	$900.00	-10.00%
$80.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	The underlier return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$110.00
Hypothetical underlier return:	10.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of :

(i)       $1,000 × underlier return × upside participation rate

           $1,000 × 10.00% × 150.00%

           = $150.00; and

(ii)       the maximum return of $193.00

On the stated maturity date, you would receive $1,150.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$150.00
Hypothetical underlier return:	50.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)       $1,000 × underlier return × upside participation rate

           $1,000 × 50.00% × 150.00%

           = $750.00; and

(ii)       the maximum return of $193.00

On the stated maturity date, you would receive $1,193.00 per security, which is the maximum maturity payment amount.

In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending value is greater than the starting value, you will participate in the performance of the Underlier at a rate of 150% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending values that are greater than approximately 112.87% of the starting value (assuming the lowest possible maximum return that may be determined on the pricing date) since your return on the securities for any ending value greater than approximately 112.87% of the starting value will be limited to the maximum return.

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

Example 3. Maturity payment amount is less than the face amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$50.00
Hypothetical underlier return:	-50.00%

Because the hypothetical ending value is less than the hypothetical starting value, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + ($1,000 × underlier return)

$1,000 + ($1,000 × -50.00%)

= $500.00

On the stated maturity date, you would receive $500.00 per security.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

The Underlier

We obtained all information in this pricing supplement regarding the Underlier from publicly available information. This information reflects the policies of, and is subject to change by, the World Gold Trust Services, LLC (“World Gold”), the sponsor of the Underlier. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Underlier, and HSBC Bank plc is the custodian of the Gold Trust. The Underlier is an investment trust formed under New York law pursuant to a trust indenture. The objective of the Underlier is to reflect the performance of the price of gold bullion, less the Underlier’s expenses.  Shares of the Underlier represent units of fractional undivided beneficial interest in and ownership of the Underlier.  The Underlier holds gold bars and from time to time, issues blocks of 100,000 share (called “baskets’) in exchange for deposits of gold and distributes gold in connection with redemptions of such baskets.

The sponsor of the Underlier is required to file information specified by the Securities and Exchange Commission (the “SEC”) periodically. Information provided to or filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) can be located by reference to SEC file numbers 333-263087 and 001-32356 and can be inspected through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this underlying supplement. The Gold Trust is listed on the NYSE Arca, Inc. under the ticker symbol “GLD.”

Gold

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Underlier for the period from January 2, 2020 to February 3, 2025. The closing price on February 3, 2025 was $259.94. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the securities.

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the SPDR® Gold Trust due August 12, 2026

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation in the final pricing supplement. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions” in the accompanying product supplement.

Even if the treatment of the securities as “open transactions” is respected, a purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. investor would otherwise recognize in respect of a security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. investor held the securities, and the U.S. investor would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that a U.S. investor would otherwise recognize in respect of its securities up to the amount of the “net underlying long-term capital gain” could, if the U.S. investor is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the securities. U.S. investors should read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisors regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any underlying security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether a non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-18